Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

GLORIOUS PIE LIMITED

and

CHINA ECO-HOSPITALITY OPERATIONS, INC.

and

SHAREHOLDER OF GLORIOUS PIE LIMITED

and

REPRESENTATIVE OF THE INVESTORS OF CHINA ECO-HOSPITALITY, INC.

Dated as of August __, 2009

SHARE EXCHANGE AND STOCK PURCHASE AGREEMENT

This SHARE EXCHANGE AND STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August [__], 2009, is by and among China Eco-Hospitality Operations, Inc., a Delaware corporation (“China Eco Hospitality”), Glorious Pie Limited, a British Virgin Islands company (“Glorious Pie”), the  shareholder of Glorious Pie identified on Exhibit A hereto  (the “Glorious Pie Shareholder”), and the representative of the investors (“Representative”) of China Eco-Hospitality (together referred to herein as the “Investors,” each an “Investor”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”  Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

WHEREAS, Glorious Pie have 100 shares of capital stock (the “Glorious Pie Stock”) issued and outstanding, all of which are held by the Glorious Pie Shareholder.

WHEREAS, the Glorious Pie Shareholder has agreed to transfer all of his Glorious Pie Stock in exchange for 10,355,000 shares of newly issued shares of the common stock of China Eco-Hospitality, par value $0.00001 per share (“China Eco-Hospitality Stock”) that will, in the aggregate, constitute 82.84% of the issued and outstanding capital stock of China Eco-Hospitality, on a fully diluted basis, as of and immediately after the closing of the share exchange and stock purchase (the “Share Exchange”) provided in this Agreement. The 10,355,000 shares of China Eco-Hospitality Stock to be issued to the Glorious Pie Shareholder are referred to herein as “Glorious Pie Shareholder Shares.”

WHEREAS, China Eco-Hospitality conducted a private offering at the offering price of $1.50 per share in reliance upon the Regulation S (the “Regulation S Offering”) promulgated by the United Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and the closing of the Regulation S Offering shall occur simultaneously with the closing of this Share Exchange.

WHEREAS, each Investor in the Regulation S Offering has signed a power of attorney to designate the Representative as true and lawful attorneys-in-fact to negotiate and enter into this Share Exchange Agreement on his or her behalf.

WHEREAS, at the closing of this Share Exchange, China Eco-Hospitality shall issue to Investors an aggregate of 332,000 shares of its common stock at the offering price of $1.50 per share, constituting 2.66% of the issued and outstanding capital stock of China Eco-Hospitality, on a fully diluted basis, as of and immediately after the closing of the Share Exchange. The number of shares to be issued to each Investor is set forth adjacent such Investor’s name on Exhibit C.

WHEREAS, it is the intention of the Parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of Internal Revenue Code of 1986, as amended; and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act and in effect on the date of this Agreement; and

WHEREAS, the board of directors of each of China Eco-Hospitality and Glorious Pie has determined that it is in their best interest and the best interest of their stockholders to effect this Share Exchange set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
EXCHANGE AND ISSUANCE OF SHARES

1.1 Exchange Glorious Pie Common Stock for China Eco-Hospitality Common Stock.
On the Closing Date (as defined in Section 1.3 of this Agreement), the Glorious Pie Shareholder shall sell, transfer, convey, assign and deliver to China Eco-Hospitality his Glorious Pie Common Stock free and clear of all liens in exchange for China Eco-Hospitality Common Stock listed on Exhibit A opposite such Glorious Pie Shareholder’s name.

1.2 Regulation S Offering Shares. On the Closing Date, China Eco-Hospitality shall issue to each Investor the number of shares such Investor purchased in the Regulation S Offering, at the offering price of $1.50 per share, as set forth adjacent such Investor’s name on Exhibit C.

1.3 Closing and Actions at Closing.  The closing of the transactions (the “Closing”) contemplated by this Agreement shall take place at the offices of Anslow & Jaclin, LLP, 195 Route 9 South, Suite 204, Manalapan, NJ, 07726 commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Share Exchange (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

1.4 Directors of China Eco-Hospitality at Closing. On the Closing Date, Wong Wa Kei Anthony shall resign from the board of directors of China Eco-Hospitality (the “Board of China Eco-Hospitality”), and Tai Chi Yip shall be appointed to the Board of China Eco-Hospitality.

1.5 Officers of China Eco-Hospitality at Closing. On the Closing Date, Wong Wa Kei Anthony shall resign from all the officer positions he held at China Eco-Hospitality, and the following individual shall be appointed to the offices of China Eco-Hospitality.

Tai Chi Yip: President, Secretary, Treasurer, Chief Executive Officer, and Chief Financial Officer

1.6  Section 368 Reorganization.  For U.S. federal income tax purposes, the Share Exchange is intended to constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”). The Parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) of the United States Treasury Regulations, and agree to file and retain such information as shall be required under Section 1.368-3T of the United States Treasury Regulations. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Share Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to, on or after the Closing Date has or may have on any such reorganization status. The Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions and this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is determined not to qualify as a reorganization under Section 368 of the Code.

ARTICLE II
   REPRESENTATIONS AND WARRANTIES
       OF GLORIOUS PIE SHAREHOLDERS

The Glorious Pie Shareholder hereby represents and warrants to China Eco-Hospitality as follows.

2.1 Good Title.  The Glorious Pie Shareholder is the record and beneficial owner, and has good title to its Glorious Pie Stock, with the right and authority to sell and deliver such Glorious Pie Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Glorious Pie as the new owner of such Glorious Pie Stock in the share register of Glorious Pie, China Eco-Hospitality will receive good title to such Glorious Pie Stock, free and clear of all liens.

2.2 Power and Authority. Each Glorious Pie Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to which the Glorious Pie Shareholder is a party, to consummate the transactions contemplated by this Agreement, and each Transaction Document to which the Glorious Pie Shareholder is a party, and to perform the Glorious Pie Shareholder’s obligations under this Agreement and each Transaction Document to which the Glorious Pie Shareholder is a party.  All acts required to be taken by the Glorious Pie Shareholder to enter into this Agreement, to deliver each Transaction Document to which he is a party and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the Glorious Pie Shareholder, enforceable against the Glorious Pie Shareholder in accordance with the terms hereof.

2.3 No Conflicts. The execution and delivery of this Agreement by the Glorious Pie Shareholder and the performance by the Glorious Pie Shareholder of his obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any Laws; (b) will not violate any laws applicable to the Glorious Pie Shareholder and (c) will not violate or breach any contractual obligation to which the Glorious Pie Shareholder is a party.

2.4 Consultant Fee. The Glorious Pie Shareholder represents and warrants that he has not created any obligation for any finder’s, consultant’s or investment banker’s or broker’s fee in connection with the Share Exchange.

2.5 Investment Intent. The China Eco-Hospitality Stock proposed to be acquired by the Glorious Pie Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Glorious Pie Shareholder has no present intention of selling or otherwise distributing the China Eco-Hospitality Stock, except in compliance with applicable securities laws.

2.6 Sophistication.  The Glorious Pie Shareholder is a sophisticated investor, as described in Rule 506(b)(2)(ii) promulgated under the Securities Act and has such experience in business and financial matters that it is capable of evaluating the merits and risk of an investment in China Eco-Hospitality.

2.7 Non-Registration.  The Glorious Pie Shareholder understands that the Glorious Pie Shareholder Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Glorious Pie Shareholder’s representations as expressed herein.  The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the China Eco-Hospitality Stock in accordance with China Eco-Hospitality’s charter documents or the laws of its jurisdiction of incorporation.

2.8 Restricted Securities.  The Glorious Pie Shareholder understands that the Glorious Pie Shareholder Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Glorious Pie Shareholder pursuant hereto, the Glorious Pie Shareholder Shares would be acquired in a transaction not involving a public offering. The issuance of the Glorious Pie Shareholder Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of Glorious Pie Shareholder Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation S for offers and sales of securities outside the U.S. The Glorious Pie Shareholder further acknowledges that if the Glorious Pie Shareholder Shares are issued to the Glorious Pie Shareholder in accordance with the provisions of this Agreement, such Glorious Pie Shareholder Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Glorious Pie Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.9 Status; Additional Representations and Warranties of Non-U.S. Persons.  The Glorious Pie Shareholder represents and warrants to China Eco-Hospitality that the Glorious Pie Shareholder is not a U.S. Person. The Glorious Pie Shareholder further makes the representations and warranties to China Eco-Hospitality.

2.10 Legends.  The Glorious Pie Shareholder hereby agrees with China Eco-Hospitality that the Glorious Pie Shareholder Shares will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.11 Additional Legend; Consent.  Additionally, the Glorious Pie Shareholder Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Glorious Pie Shareholder consents to China Eco-Hospitality making a notation on its records or giving instructions to any transfer agent of Glorious Pie Shareholder Shares in order to implement the restrictions on transfer of the Glorious Pie Shareholder Shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF GLORIOUS PIE

Glorious Pie represents, warrants and agrees that all of the statements in the following subsections of this Article III are true and complete as of the date hereof. The disclosure schedules attached hereto as Schedules 3.2 through 3.19 (the “Glorious Pie Disclosure Schedules”) are divided into sections that correspond to the sections of this Article III. The EBH Disclosure Schedules comprise lists of all exceptions to the truth and accuracy in all material respects of, and of all disclosures or descriptions required by, the representations and warrants set forth in this Article III.

3.1 Organization, Standing and Power.  Glorious Pie is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Glorious Pie, a material adverse effect on the ability of Glorious Pie to perform its obligations under this Agreement or on the ability of Glorious Pie to consummate the Share Exchange (an “Glorious Pie Material Adverse Effect”).  Glorious Pie is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Glorious Pie Material Adverse Effect.  Glorious Pie has delivered to China Eco-Hospitality true and complete copies of the Glorious Pie Constituent Instruments in each case as amended through the date of this Agreement.

3.2 Glorious Pie Subsidiaries.  Schedule 3.2 sets forth a list of the ownership by Glorious Pie. Except as set forth on Schedule 3.2, Glorious Pie does not as of the date of this Agreement own, directly or indirectly, any capital stock or other securities of, or have any beneficial ownership interest in, or hold any equity or similar interest in, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

3.3 Capital Structure.  Glorious Pie has authorized capital stock consisting of 50,000 common shares, of which 100 shares are issued and outstanding as of the date hereof. All of the Glorious Pie Stock is owned of record by the Glorious Pie Shareholder. The Glorious Pie Stock is the sole outstanding shares of capital stock of Glorious Pie and there are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities. Glorious Pie is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries.  All outstanding shares of the capital stock of Glorious Pie and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the British Virgin Islands, the Glorious Pie Constituent Instruments or any Contract to which Glorious Pie is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of Glorious Pie or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Glorious Pie Stock or the capital stock of any of its subsidiaries may vote (“Voting Glorious Pie Debt”).  Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Glorious Pie or any of its subsidiaries is a party or by which any of them is bound (a) obligating Glorious Pie or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Glorious Pie or any of its subsidiaries or any Voting Glorious Pie Debt, (b) obligating Glorious Pie or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Glorious Pie or of any of its subsidiaries.  As of the date of this Agreement, there are not any outstanding contractual obligations of Glorious Pie to repurchase, redeem or otherwise acquire any shares of capital stock of Glorious Pie.

3.4 Authority; Execution and Delivery; Enforceability of Agreement.  Glorious Pie has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Share Exchange.  The execution and delivery by Glorious Pie of this Agreement and the consummation by Glorious Pie of the Share Exchange have been duly authorized and approved by the Board of Glorious Pie and no other corporate proceedings on the part of Glorious Pie are necessary to authorize this Agreement and the Share Exchange.  When executed and delivered, this Agreement will be enforceable against Glorious Pie in accordance with its terms.

3.5 No Conflicts; Consents.

(a) The execution and delivery by Glorious Pie of this Agreement does not, and the consummation of the Share Exchange and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Glorious Pie or any of its subsidiaries under, any provision of (i) the Glorious Pie Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any contract to which Glorious Pie or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to Glorious Pie or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Glorious Pie Material Adverse Effect.

(b) Except for any required filings under applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any governmental entity is required to be obtained or made by or with respect to Glorious Pie or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6 Taxes.

(a) Glorious Pie has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Glorious Pie Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Glorious Pie Material Adverse Effect.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Glorious Pie know of no basis for any such claim.

(b) The Glorious Pie Financial Statements reflect an adequate reserve for all Taxes payable by Glorious Pie and its subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against Glorious Pie or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Glorious Pie Material Adverse Effect.

3.7 Benefit Plans.

(a) Glorious Pie does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Glorious Pie or any of its subsidiaries (collectively, “Glorious Pie Benefit Plans”).  As of the date of this Agreement there are not any severance or termination agreements or arrangements between Glorious Pie or any of its subsidiaries and any current or former employee, officer or director of Glorious Pie or any of its subsidiaries, nor does Glorious Pie or any of its subsidiaries have any general severance plan or policy.

(b) Since March 31, 2009, there has not been any adoption or amendment in any material respect by Glorious Pie or any of its subsidiaries of any Glorious Pie Benefit Plan.

3.8 Litigation.  There is no Action against or affecting Glorious Pie or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Glorious Pie Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in an Glorious Pie Material Adverse Effect.  Neither Glorious Pie nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.9 Compliance with Applicable Laws.  Glorious Pie has conducted its business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have an Glorious Pie Material Adverse Effect.  Glorious Pie has not received any written communication during the past two years from a Governmental Entity that alleges that Glorious Pie is not in compliance in any material respect with any applicable Law.  This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.10 Consultant’s Fees.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, consultant’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Glorious Pie.

3.11 Contracts.  Except as disclosed in Schedule 3.11, there are no contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Glorious Pie and its subsidiaries taken as a whole.  Glorious Pie is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Glorious Pie Material Adverse Effect.

3.12 Title to Properties.  Except as disclosed in Schedule 3.12, Glorious Pie and any of its subsidiaries do not own any real property.

3.13 Intellectual Property.  Except as disclosed in Schedule 3.13, Glorious Pie and any of its subsidiaries do not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights.  No claims are pending or, to the knowledge of Glorious Pie, threatened that Glorious Pie is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

3.14 Insurance. Except as disclosed in Schedule 3.14, Glorious Pie and any of its subsidiaries does not currently maintain any form of insurance.

3.15 Labor Matters.  Except as disclosed in Schedule 3.15, there are no collective bargaining or other labor union agreements to which Glorious Pie or any of its subsidiaries is a party or by which any of them is bound.  No material labor dispute exists or, to the knowledge of Glorious Pie, is imminent with respect to any of the employees of Glorious Pie.

3.16 Financial Statements.  Within thirty days (30) days after the Closing, Glorious Pie will deliver to Glorious Pie its audited consolidated financial statements for the fiscal years ended June 30, 2007 and 2008, and unaudited quarterly review for March 31, 2009 (collectively, the “Glorious Pie Financial Statements”).  The Glorious Pie Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated.  The Glorious Pie Financial Statements fairly present in all material respects the financial condition and operating results of Glorious Pie, as of the dates, and for the periods, indicated therein. Glorious Pie does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to June 30, 2008, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Glorious Pie Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Glorious Pie Material Adverse Effect..

3.17 Transactions with Affiliates and Employees.  Except as set forth in Schedule 3.17, none of the officers or directors of Glorious Pie and, to the knowledge of Glorious Pie, none of the employees of Glorious Pie is presently a party to any transaction with Glorious Pie or any of its subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Glorious Pie, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.18 Application of Takeover Protections.  Glorious Pie has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Glorious Pie Constituent Instruments or the laws of its  jurisdiction of organization that is or could become applicable to the Glorious Pie Shareholder as a result of the Glorious Pie Shareholder and Glorious Pie fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Glorious Pie Shares and the Glorious Pie Shareholder’s ownership of the Shares.

3.19 No Additional Agreements.  Except as set forth in Schedule 3.19, Glorious Pie does not have any agreement or understanding with the Glorious Pie Shareholder with respect to the Share Exchange other than as specified in this Agreement.

3.20 Investment Company.  Glorious Pie is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.21 Disclosure.  All disclosure provided to China Eco-Hospitality regarding Glorious Pie, its business and the Transactions, furnished by or on behalf of Glorious Pie (including Glorious Pie’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.22 Foreign Corrupt Practices.  Neither Glorious Pie, nor, to Glorious Pie’s knowledge, any director, officer, agent, employee or other person acting on behalf of Glorious Pie, in the course of its actions for, or on behalf of, Glorious Pie (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF CHINA ECO-HOSPITALITY

China Eco-Hospitality represents, warrants and agrees that all of the statements in the following subsections of this Article IV are true and complete as of the date hereof. The disclosure schedules attached hereto as Schedules 4.3.1 through 4.28 (the “China Eco-Hospitality Disclosure Schedules”) are divided into sections that correspond to the sections of this Article IV. The China Eco-Hospitality Disclosure Schedules comprise lists of all exceptions to the truth and accuracy in all material respects of, and of all disclosures or descriptions required by, the representations and warrants set forth in this Article IV.

4.1  Organization, Standing and Power.  China Eco-Hospitality is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on China Eco-Hospitality, a material adverse effect on the ability of China Eco-Hospitality to perform its obligations under this Agreement or on the ability of China Eco-Hospitality to consummate the Transactions (a “China Eco-Hospitality Material Adverse Effect”).  China Eco-Hospitality is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a China Eco-Hospitality Material Adverse Effect.  China Eco-Hospitality has delivered to Glorious Pie true and complete copies of the China Eco-Hospitality Charter and the China Eco-Hospitality Bylaws.

4.2  Subsidiaries; Equity Interests.  China Eco-Hospitality does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3  Capital Structure.  The authorized capital stock of China Eco-Hospitality consists of 500,000,000 shares of Common Stock, par value $0.00001 per share, and 100,000,000 shares of undesignated preferred stock, par value $0.00001 per share.  As of the date hereof (a) 6,993,788 shares of China Eco-Hospitality’s common stock are issued and outstanding, (b) no shares of preferred stock are issued and outstanding, and (c) no shares of China Eco-Hospitality’s common stock or preferred stock are held by China Eco-Hospitality in its treasury.  Except as set forth in the China Eco-Hospitality Disclosure Letter, no shares of capital stock or other voting securities of China Eco-Hospitality were issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of China Eco-Hospitality are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Revised Statutes, the China Eco-Hospitality Charter, the China Eco-Hospitality Bylaws or any Contract to which China Eco-Hospitality is a party or otherwise bound.  Except as set forth in the China Eco-Hospitality Disclosure Letter, there are not any bonds, debentures, notes or other indebtedness of China Eco-Hospitality having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of China Eco-Hospitality’s common stock may vote (“Voting China Eco-Hospitality Debt”).  Except as set forth in Schedule 4.3.1 attached to this Agreement, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which China Eco-Hospitality is a party or by which it is bound (a) obligating China Eco-Hospitality to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, China Eco-Hospitality or any Voting China Eco-Hospitality Debt, (b) obligating China Eco-Hospitality to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of China Eco-Hospitality.  As of the date of this Agreement, there are not any outstanding contractual obligations of China Eco-Hospitality to repurchase, redeem or otherwise acquire any shares of capital stock of China Eco-Hospitality.   Except as set forth in Schedule 4.3.2, China Eco-Hospitality is not a party to any agreement granting any security holder of China Eco-Hospitality the right to cause China Eco-Hospitality to register shares of the capital stock or other securities of China Eco-Hospitality held by such securityholder under the Securities Act. The stockholder list provided to Glorious Pie is a current stockholder list generated and certified by its Secretary, and such list accurately reflects all of the issued and outstanding shares of the China Eco-Hospitality’s common stock.

4.4 Authority; Execution and Delivery; Enforceability.  The execution and delivery by China Eco-Hospitality of this Agreement and the consummation by China Eco-Hospitality of the Share Exchange have been duly authorized and approved by the board of directors of China Eco-Hospitality and the holders of a majority of its capital stock and no other corporate proceedings on the part of China Eco-Hospitality are necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of China Eco-Hospitality, enforceable against China Eco-Hospitality in accordance with the terms hereof.

4.5 No Conflicts; Consents.

(a) The execution and delivery by China Eco-Hospitality of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien upon any of the properties or assets of China Eco-Hospitality under, any provision of (i) the China Eco-Hospitality Certificate of Incorporation or China Eco-Hospitality Bylaws, (ii) any material contract to which China Eco-Hospitality is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to China Eco-Hospitality or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a China Eco-Hospitality Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to China Eco-Hospitality in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

4.6 Undisclosed Liabilities.  China Eco-Hospitality has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of China Eco-Hospitality or in the notes thereto.  Schedule 4.6 sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of China Eco-Hospitality) due after the date hereof.  As of the date hereof, all liabilities of China Eco-Hospitality have been paid off and shall in no event remain liabilities of China Eco-Hospitality, Glorious Pie or the Glorious Pie Shareholder following the Closing.

4.7. Financial Statements.  China Eco-Hospitality has delivered to Glorious Pie, the Glorious Pie Shareholders, and Representative its audited financial statements for the fiscal year ended July 31, 2008, and the unaudited quarterly review for December 31, 2008 (collectively, the “China Eco-Hospitality Financial Statements”).  The China Eco-Hospitality Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated.  The China Eco-Hospitality Financial Statements fairly present in all material respects the financial condition and operating results of China Eco-Hospitality, as of the dates, and for the periods, indicated therein.  China Eco-Hospitality does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to December 31, 2008, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the China Eco-Hospitality Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a China Eco-Hospitality Material Adverse Effect.

4.8 Absence of Certain Changes or Events.   Except as disclosed in the most recent China Eco-Hospitality Financial Statements or Schedule 4.8, from the date of the most recent unaudited financial statements of China Eco-Hospitality to the date of this Agreement, China Eco-Hospitality has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of China Eco-Hospitality from that reflected in the China Eco-Hospitality Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a China Eco-Hospitality Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a China Eco-Hospitality Material Adverse Effect;

(c) any waiver or compromise by China Eco-Hospitality of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by China Eco-Hospitality, except in the ordinary course of business and the satisfaction or discharge of which would not have a China Eco-Hospitality Material Adverse Effect;

(e) any material change to a material contract by which China Eco-Hospitality or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of China Eco-Hospitality;

(h) any mortgage, pledge, transfer of a security interest in or lien created by China Eco-Hospitality with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair China Eco-Hospitality’s ownership or use of such property or assets;

(i) any loans or guarantees made by China Eco-Hospitality to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of China Eco-Hospitality’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by China Eco-Hospitality;

(k) any alteration of China Eco-Hospitality’s method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing China Eco-Hospitality stock option plans; or

(m) any arrangement or commitment by China Eco-Hospitality to do any of the things described in this Section 4.8.

4.9 Taxes.

(a) China Eco-Hospitality has timely filed, or has caused to be timely filed on its behalf, all tax returns required to be filed by it, and all such tax returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed tax returns, individually or in the aggregate, have not had and would not reasonably be expected to have a China Eco-Hospitality Material Adverse Effect.  All taxes shown to be due on such tax returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a China Eco-Hospitality Material Adverse Effect.

(b) The China Eco-Hospitality Financial Statements reflect an adequate reserve for all Taxes payable by China Eco-Hospitality (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against China Eco-Hospitality, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a China Eco-Hospitality Material Adverse Effect.

(c) There are no liens for taxes (other than for current Taxes not yet due and payable) on the assets of China Eco-Hospitality.  China Eco-Hospitality is not bound by any agreement with respect to Taxes.

4.10 Absence of Changes in Benefit Plans.  From the date of the China Eco-Hospitality Financial Statements to the date of this Agreement, there has not been any adoption or amendment in any material respect by China Eco-Hospitality of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of China Eco-Hospitality (collectively, “China Eco-Hospitality Benefit Plans”).  As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between China Eco-Hospitality and any current or former employee, officer or director of China Eco-Hospitality, nor does China Eco-Hospitality have any general severance plan or policy.

4.11 ERISA Compliance; Excess Parachute Payments.  China Eco-Hospitality does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other China Eco-Hospitality Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of China Eco-Hospitality.

4.12 Litigation.  There is no Action against or affecting China Eco-Hospitality or any subsidiary or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Glorious Pie Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a China Eco-Hospitality Material Adverse Effect.  Neither China Eco-Hospitality nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.13 Compliance with Applicable Laws.  China Eco-Hospitality is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a China Eco-Hospitality Material Adverse Effect.  China Eco-Hospitality has not received any written communication during the past two years from a Governmental Entity that alleges that China Eco-Hospitality is not in compliance in any material respect with any applicable Law.  This Section 4.13 does not relate to matters with respect to Taxes, which are the subject of Section 4.9.

4.14 Business Activities.  China Eco-Hospitality has not conducted any business activities, either directly or indirectly, within any country that is on the U.S. Department of State’s list of state sponsors of terrorism.

4.15 Contracts.  Except as set forth in the Schedule 4.15, there are no contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of China Eco-Hospitality taken as a whole.  China Eco-Hospitality is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a China Eco-Hospitality Material Adverse Effect.

4.16 Title to Properties.  China Eco-Hospitality has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which China Eco-Hospitality has leasehold interests, are free and clear of all liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of China Eco-Hospitality to conduct business as currently conducted.  China Eco-Hospitality has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  China Eco-Hospitality enjoys peaceful and undisturbed possession under all such material leases.

4.17 Intellectual Property.  China Eco-Hospitality does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights.  No claims are pending or, to the knowledge of China Eco-Hospitality, threatened that China Eco-Hospitality is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.18 Employees/Labor Matters.

(a) There are no collective bargaining or other labor union agreements to which China Eco-Hospitality is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of China Eco-Hospitality, is imminent with respect to any of the employees of China Eco-Hospitality.

(b)  Set forth in the Schedule 4.18 (b) is a complete list of all stock option plans providing for the grant by China Eco-Hospitality of stock options to directors, officers, employees, consultants or other Persons.

(c) Except as set forth in Schedule 4.18 (c), China Eco-Hospitality does not have any employee benefit plans or arrangements covering its present and former employees or providing benefits to such persons in respect of services provided to China Eco-Hospitality.

(d) Except as set forth in Schedule 4.18 (d), neither the consummation of the Share Exchange alone, nor in combination with another event, with respect to each director, officer, employee and consultant of China Eco-Hospitality, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from China Eco-Hospitality, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of China Eco-Hospitality provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of China Eco-Hospitality.

4.19 Transactions With Affiliates and Employees.   None of the officers or directors of China Eco-Hospitality and, to the knowledge of China Eco-Hospitality, none of the employees of China Eco-Hospitality is presently a party to any transaction with China Eco-Hospitality or any subsidiary (other than for services as employees, officers and directors), including any contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of China Eco-Hospitality, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.20 Solvency.  Based on the financial condition of China Eco-Hospitality as of the Closing Date (and assuming that the Closing shall have occurred), (a) China Eco-Hospitality’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of China Eco-Hospitality’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) China Eco-Hospitality’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by China Eco-Hospitality, and projected capital requirements and capital availability thereof, and (c) the current cash flow of China Eco-Hospitality, together with the proceeds China Eco-Hospitality would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  China Eco-Hospitality does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.21 Application of Takeover Protections.  China Eco-Hospitality has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the China Eco-Hospitality’s charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and China Eco-Hospitality fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

4.22 No Additional Agreements.  China Eco-Hospitality does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

4.23 Investment Company.  China Eco-Hospitality is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.24 Disclosure.  All disclosure provided to Glorious Pie, the Glorious Pie Shareholders and Glorious Pie Consultants regarding China Eco-Hospitality, its business and the Share Exchange, furnished by or on behalf of China Eco-Hospitality (including China Eco-Hospitality’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.25 Certain Registration Matters.  Except as set forth in Schedule 4.25, China Eco-Hospitality has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of China Eco-Hospitality registered with the SEC or any other governmental authority that have not been satisfied.

4.26 No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to China Eco-Hospitality, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by China Eco-Hospitality under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by China Eco-Hospitality of its common stock and which has not been publicly announced.

4.27 Foreign Corrupt Practices.  Neither China Eco-Hospitality, nor to China Eco-Hospitality’s knowledge, any director, officer, agent, employee or other person acting on behalf of China Eco-Hospitality has, in the course of its actions for, or on behalf of, China Eco-Hospitality (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE V
REPRESENTATIONS AND WARRANTS OF
REPRESENTATIVE OF INVESTORS OF CHINA ECO-HOSPITALITY

5.1 Power and Authority. The Representative has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to which the Investors, in whole or individual, shall be a party, to consummate the transactions contemplated by this Agreement, and each Transaction Document to which the Investors, in whole or individual, is a party, and to perform the Representative’s obligations under this Agreement and each Transaction Document to which Investors, in whole or individual, shall be a party.  All acts required to be taken by the Representative, on behalf of the Investors, in whole or individual, to negotiate and to enter into this Agreement, to deliver each Transaction Document and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Investors, in whole or individual, and their Representative, enforceable against the Investors, in whole or individual, and their Representative in accordance with the terms hereof.

5.2 No Conflicts. The execution and delivery of this Agreement by the Representative and the performance by the Representative of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any Laws; (b) will not violate any laws applicable to the Representative and (c) will not violate or breach any contractual obligation to which the Representative is a party.

ARTICLE VI
DELIVERIES

6.1  Deliveries of the Glorious Pie Shareholder.

(a) Concurrently herewith the Glorious Pie Shareholder is delivering to China Eco-Hospitality this Agreement executed by the Glorious Shareholder.

(b) At or prior to the Closing, the Glorious Pie Shareholder shall deliver to China Eco-Hospitality:

(i) (ii)
certificate(s) representing his Glorious Pie Stock; and

an original duly executed instrument of transfer and bought and sold note for transfer by the Glorious Pie Shareholder of his Glorious Pie Stock to China Eco-Hospitality.

6.2 Deliveries of China Eco-Hospitality.

(a) Concurrently herewith, China Eco-Hospitality is delivering to the Glorious Pie Shareholder, to Glorious Pie, and to the Representative a copy of this Agreement executed by China Eco-Hospitality.

(b) At or prior to the Closing, China Eco-Hospitality shall deliver to Glorious Pie:

(i) a certificate from China Eco-Hospitality, signed by its Secretary or Assistant Secretary, certifying that the attached copies of the China Eco-Hospitality Articles of Incorporation, Bylaws and resolutions of the stockholders and Board of China Eco-Hospitality approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect;

(ii) a certificate of good standing of China Eco-Hospitality dated within five (5) business days of Closing issued by the Secretary of State of Delaware;

(iii) a letter of resignation from each director and officer of China Eco-Hospitality resigning from their positions effective upon the Closing;

(iv) evidence of the election of Tai Chi Yip as the director of China Eco-Hospitality, and Tai Chi Yip as the President, Secretary, Treasurer, Chief Executive Officer and Chief Financial Officer of China Eco-Hospitality effective as of the Closing;

(v) such pay-off letters and releases relating to liabilities of China Eco-Hospitality as Glorious Pie shall request, in form and substance satisfactory to Glorious Pie;

(vi) the results of UCC, judgment lien and tax lien searches with respect to China Eco-Hospitality, the results of which indicate no liens on the assets of China Eco-Hospitality.

(c) At or prior to the Closing, China Eco-Hospitality shall deliver to the Representative of the Investors:

(i)  a certificate signed by the chief executive officer or chief financial officer of China Eco-Hospitality as set forth in Section 2(b)(vii) of the Regulation S Offering Subscription Agreement attached hereto as Exhibit D.

(ii) other documentation or information reasonably requested by the Investors’ Representative.

(d) At or within five (5) business days following the Closing, China Eco-Hospitality shall deliver to the Glorious Pie Shareholder a certificate representing the Glorious Pie Shares issued to the Glorious Pie Shareholder as set forth on Schedule A.

(e) At or within five (5) business days following the Closing, China Eco-Hospitality shall deliver to the Representative certificates representing the shares of China Eco-Hospitality purchased by each Investor in the Regulation S Offering.

6.3  Deliveries of Glorious Pie.

(a) Concurrently herewith, Glorious Pie is delivering to China Eco-Hospitality this Agreement executed by Glorious Pie.

(b) At or prior to the Closing, Glorious Pie shall deliver to China Eco-Hospitality a certificate from Glorious Pie, signed by its authorized officer certifying that the attached copies of the Glorious Pie Constituent Instruments and resolutions of the board of directors of Glorious Pie approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(c) Concurrently herewith, Glorious Pie is delivering to China Eco-Hospitality a certificate of good standing dated within five (5) business days of the date hereof from the jurisdiction where it incorporated.

6.4  Deliveries of Representative

(a) On the Closing Date, the Representative shall deliver to China Eco-Hospitality the executed power of attorney included as Exhibit B to the Subscription Agreement attached hereto as Exhibit D from each Investor.

(b) On the Closing Date, the Representative shall deliver to China Eco-Hospitality a certificate representing the truth and accuracy of all the representations and warranties made by the Investor contained in the Subscription Agreement attached as Exhibit D, as of the Closing Date, as if such representations and warranties were made and given on such date.

ARTICLE VII
CONDITIONS TO CLOSING

7.1 Glorious Pie Shareholder, Glorious Pie and Representative Conditions Precedent.  The obligations of the Glorious Pie Shareholder, Glorious Pie and Representative to enter into and complete the Closing are subject, at the option of the Glorious Pie Shareholder, Glorious Pie and Representative, to the fulfillment on or prior to the Closing Date of the following conditions:

(a) Representations and Covenants.  The representations and warranties of China Eco-Hospitality contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  China Eco-Hospitality shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by China Eco-Hospitality on or prior to the Closing Date.  China Eco-Hospitality shall have delivered to the Glorious Pie Shareholders and Glorious Pie a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Glorious Pie or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of China Eco-Hospitality or Glorious Pie.

(c) No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since July 31, 2008 which has had or is reasonably likely to cause a China Eco-Hospitality Material Adverse Effect.

(d) Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of China Eco-Hospitality, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Glorious Pie and the Shareholders.

(e) Deliveries.  The deliveries specified in Section 6.2 shall have been made by China Eco-Hospitality.

(f) Satisfactory Completion of Due Diligence.  Glorious Pie, the Glorious Pie Shareholders, and Glorious Pie Consultants shall have completed their legal, accounting and business due diligence of China Eco-Hospitality and the results thereof shall be satisfactory to Glorious Pie and the Shareholders in their sole and absolute discretion.

(g) Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by China Eco-Hospitality for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by China Eco-Hospitality, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on China Eco-Hospitality, Glorious Pie Shareholders, Glorious Pieor Glorious Pie Consultant.

7.2  Representative Conditions Precedent.  The obligations of the Representative to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date that the deliveries specified in Section 6.2 hereto share have been made by China Eco-Hospitality.

7.3  China Eco-Hospitality Conditions Precedent.  The obligations of China Eco-Hospitality to enter into and complete the Closing is subject, at the option of China Eco-Hospitality, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by China Eco-Hospitality in writing.

(a) Representations and Covenants.  The representations and warranties of the Glorious Pie Shareholder, Glorious Pie, and Representative contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Glorious Pie Shareholder, Glorious Pie and Representative shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Glorious Pie Shareholder, Glorious Pie and Representative on or prior to the Closing Date.  Glorious Pie shall have delivered to China Eco-Hospitality a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Share Exchange or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of China Eco-Hospitality, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Glorious Pie.

(c) No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since its inception which has had or is reasonably likely to cause an Glorious Pie Material Adverse Effect.

(d) Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of China Eco-Hospitality, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to China Eco-Hospitality.

(e) Deliveries.  The deliveries specified in Sections 6.1, 6.3, 6.4 and 6.5 shall have been made by the Glorious Pie Shareholders, Glorious Pie, Glorious Pie Consultants, and Representative, respectively.

(f) Satisfactory Completion of Due Diligence.  China Eco-Hospitality shall have completed its legal, accounting and business due diligence of Glorious Pie, the Glorious Pie Shareholders and Glorious Pie Consultants and the results thereof shall be satisfactory to China Eco-Hospitality in its sole and absolute discretion.

(g) Directors of China Eco-Hospitality. Wong Wai Kei Anthony shall have resigned as the director of China Eco-Hospitality, and Tai Chi Yip shall be appointed as directors of China Eco-Hospitality

(h) Officers of China Eco-Hospitality. Wong Wai Kei Anthony shall have resigned as officers of China Eco-Hospitality, and the following named person shall be appointed to the offices set forth opposite his name:

Officer

Tai Chi Yip: President, Secretary, Treasurer, Chief Executive Officer, and Chief Financial Officer

(i) Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Glorious Pie Shareholders, Glorious Pie Consultants or Glorious Pie for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Glorious Pie Shareholders, Glorious Pie Consultants or Glorious Pie, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the China Eco-Hospitality, Glorious Pie Shareholders, Glorious Pie Consultants or Glorious Pie.

ARTICLE VIII
COVENANTS

8.1 Exchange Listing. China Eco-Hospitality shall take its best efforts to list and trade its shares of common stock on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select or any successor market thereto (collectively, “Nasdaq”), or NYSE Alternext U.S. (“AMEX”) or any successor market thereto at the earliest possible time and shall take all commercially reasonable actions to fulfill said requirement by no later than the date which is 12 months after the Closing Date (the “Listing Date”).

8.2 Blue Sky Laws.  China Eco-Hospitality shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the China Eco-Hospitality Stock in connection with this Agreement.

8.3 Public Announcements.  China Eco-Hospitality and Glorious Pie will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

8.4 Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

8.5 Continued Efforts.  Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Share Exchange, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

8.6 Access.  Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

8.7 Preservation of Business.  From the date of this Agreement until the Closing Date, each of Glorious Pie and China Eco-Hospitality shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

ARTICLE IX
INDEMNIFICATION

9.1 Indemnity of the Company. China Eco-Hospitality agrees as to defend, indemnify and hold harmless the Glorious Pie, Glorious Pie Shareholder,  and Representative, and their officers and directors, from and against, and to reimburse the Glorious Pie, Glorious Pie Shareholder and Representatives, and their officers and directors,  with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (collectively the “Losses”) asserted against or incurred by Glorious Pie, the Glorious Pie Shareholder, and Representative, and their officers and directors by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement made by China Eco-Hospitality or in any document or certificate delivered by China Eco-Hospitality pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

9.2 Indemnity of Glorious Pie, the Glorious Pie Shareholder and Representative. Glorious Pie, Glorious Pie Shareholder and Representative  agree to defend, indemnify and hold harmless China Eco-Hospitality from and against, and to reimburse China Eco-Hospitality with respect to, all losses, including, without limitation, reasonable attorneys’ fees and disbursements, asserted against or incurred by China Eco-Hospitality by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement and made by the Shareholder or in any document or certificate delivered by the Shareholder pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby, it being understood that the Shareholder shall have responsibility hereunder only for the representations and warranties made by him.

9.3 Indemnification Procedure. A Party (an “Indemnified Party”) seeking indemnification shall give prompt notice to the other party (the “Indemnifying Party”) of any claim for indemnification arising under this Article IX. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party’s own cost and expense, including the cost and expense of reasonable attorneys’ fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action. In the event, however, that such Indemnified Party’s legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Parry which consent shall not be unreasonably withheld.

  ARTICLE X
MISCELLANEOUS

10.1 Publicity. No party shall cause the publication of any press release with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

10.2  Successors and Assigns. This Agreement shall insure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

10.3 Fees and Expenses. Except as otherwise expressly provided in this Agreement or disclosed in the Glorious Pie and China Eco-Hospitality Disclosure Schedules, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

10.4 Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to China Eco-Hospitality, to:

Wong Wa Kei Anthony
Room 405, 4/F., Wing Ming Industrial Centre
15 Cheung Yue Street, Cheung Sha Wan
Kowloon, Hong Kong
Tel.:(852) 61218865

with a copy (which does not constitute a notice) to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Attention: Richard R. Anslow, Esq.
Tel.: 732-409-1212
Fax: 732-577-1188

If to Glorious Pie, to:

Tai Chi Yip
Room 201, 2/F., Two Grand Tower
625 Nathan Road, Mongko
Kowloon,Hong Kong

with a copy (which does not constitute a notice) to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Attention: Richard R. Anslow, Esq.
Tel.: 732-409-1212
Fax: 732-577-1188

If to the Glorious Pie Shareholder, to;

Tai Chi Yip
Room 201, 2/F., Two Grand Tower
625 Nathan Road, Mongko
Kowloon,Hong Kong

10.5  Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by Glorious Pie, China Eco-Hospitality and each of the Glorious Pie Shareholders.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.  No consideration shall be offered or paid to the any Shareholder to amend or consent to a waiver or modification of any provision of any Transaction Document.

10.6  Termination.

(a) Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(i) Glorious Pie, China Eco-Hospitality, the Glorious Pie Shareholder and the Representative may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) China Eco-Hospitality may terminate this Agreement by giving written notice to Glorious Pie, the Glorious Pie Shareholder, and Representative at any time prior to the Closing (A) in the event Glorious Pie, or any Glorious Pie Shareholder or Representative has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, China Eco-Hospitality has notified Glorious Pie, the Glorious Pie Shareholder  and/or the Representative of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach; (B) in the event that China Eco-Hospitality objects to any information contained in the Glorious Pie Disclosure Schedules and the Parties cannot agree on mutually satisfactory modifications thereto; or (C) if the Closing shall not have occurred on or before September 1, 2009 by reason of the failure of any condition precedent under Section 7.2  hereof (unless the failure results primarily from China Eco-Hospitality itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) Glorious Pie may terminate this Agreement by giving written notice to China Eco-Hospitality at any time prior to the Closing (A) in the event China Eco-Hospitality has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Glorious Pie has notified China Eco-Hospitality of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach; (B) in the event that Glorious Pie objects to any information contained in the China Eco-Hospitality Disclosure Schedules and the Parties cannot agree on mutually satisfactory modifications thereto; or (C) if the Closing shall not have occurred on or before [__], 2009 by reason of the failure of any condition precedent under Section 8.1 hereof (unless the failure results primarily from Glorious Pie, any Glorious Pie Shareholder or any Glorious Pie Consultant breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination.  If any Party terminates this Agreement pursuant to Section 11.6 (a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

10.7  Replacement of Securities.  If any certificate or instrument evidencing any Glorious Pie Shares or Glorious Pie Consultant Shares is mutilated, lost, stolen or destroyed, China Eco-Hospitality shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to China Eco-Hospitality of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.  If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, China Eco-Hospitality may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

10.8 Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Glorious Pie Shareholders, Glorious Pie Consultants, China Eco-Hospitality and Glorious Pie will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

10.9    Limitation of Liability.  Notwithstanding anything herein to the contrary, each of China Eco-Hospitality and Glorious Pie acknowledges and agrees that the liability of the Glorious Pie Shareholders arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of the Glorious Pie Shareholders.

10.10 Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

10.11 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

10.12 Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

10.13 Entire Agreement; Third Party Beneficiaries.  This Agreement, taken together with the Glorious Pie Disclosure Schedules and the China Eco-Hospitality Disclosure Schedules, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Share Exchange and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

10.14 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Delaware are mandatorily applicable to the Share Exchange.

10.15 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties.  Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CHINA ECO-HOSPITALITY OPERATIONS, INC.

By: /s/ Wong Wa Kei Anthony
Name: Wong Wa Kei Anthony
Title: President

GLORIOUS PIE LIMITED

By: /s/ Tai Chi Yip
Name: Tai Chi Yip
Title: Chief Executive Officer

GLORIOUS PIE SHAREHOLDER

By: /s/ Tai Chi Yip
Name: Tai Chi Yip

REPRESENTATIVE By: /s/ Tai Chi Yip
Name: Tai Chi Yip

    Schedule 3.2

SUBSIDIARIES

EARN BRIGHT DEVELOPMENT, LTD.

   Schedule 3.11

    Contracts

Trading Agreement for Materials between Glorious Pie Limited and Foshan Shunde Tianyi Garden Co., Ltd. dated November 3, 2006
Trading Agreement for Materials between Glorious Pie Limited and Dongguan Jiaye Garden Project Co., Ltd. dated April 20, 2007
Trading Agreement for Materials between Glorious Pie Limited and Dongguan Garden Project Co., Ltd. dated May 17, 2007
Trading Agreement for Materials between Glorious Pie Limited and Dongguan Urban Garden Project Co., Ltd. dated November 10, 2006
Trading Agreement for Materials between Glorious Pie Limited and Dongguan Xinyue’an Garden Co., Ltd. dated October 20, 2006
Trading Agreement for Materials between Glorious Pie Limited and Dongguan Bimanyuan Garden Project Co., Ltd. dated March 25, 2007
Trading Agreement for Materials between Glorious Pie Limited and Dongguan Luyi Garden Project Co., Ltd. dated January 4, 2007
Trading Agreement for Materials between Glorious Pie Limited and Dongguan Green World Industry Co., Ltd. dated December 13, 2006
Trading Agreement for Materials between Glorious Pie Limited and Chang’an Construction Project Co., Ltd. dated April 2, 2007

Schedule 3.12

Title to Properties

NONE

Schedule 3.13

 Intellectual Property

NONE

Schedule 3.14

Insurance

NONE

Schedule 3.15

Labor Matters

NONE

Schedule 3.17

Transactions with Affiliates and Employees

NONE

Schedule 3.19

Additional Agreements

NONE

Schedule 4.3.1

  VOTING CHINA ECO-HOSPITALITY DEBT

NONE

Schedule 4.6

LIABILITIES

NONE

Schedule 4.8

FINANCIAL STATEMENT

SEE ATTACHMENT

Schedule 4.15

CONTRACTS

NONE

Schedule 4.18(b)

Stock Option Plans

NONE

Schedule 4.18(c)

Employee Benefit Plans

NONE

Schedule 4.18(d)

COMPENSATION

NONE

   Schedule 4.25

Registration Matters

NONE

47